Exhibit 5

[LETTERHEAD OF STRADLEY RONON STEVENS & YOUNG, LLP]

December 28, 2007

Harleysville National Corporation
483 Main Street
Harleysville, PA 19438

Re:	Registration Statement on Form S-8 – East Penn Financial Corporation 1999 Independent Directors Stock Option Plan and the East Penn Financial Corporation 1999 Stock Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel for Harleysville National Corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) being filed contemporaneously herewith, for the purpose of registering under the Securities Act of 1933, as amended, 25,480 shares (the “Shares”) of the common stock of the Company, par value $1.00 per share (the “Common Stock”), to be issued under the East Penn Financial Corporation 1999 Independent Directors Stock Option Plan and the East Penn Financial Corporation 1999 Stock Incentive Plan (individually, a “Plan” and collectively, the “Plans”).

In our capacity as special counsel, we have been requested to render the opinions set forth in this letter and, in connection therewith, we have reviewed the following documents: (i) the Registration Statement, (ii) copies of the Plans as filed with the U.S. Securities and Exchange Commission (the “Commission”), as made available on the EDGAR website of the Commission on December 4, 2007, (iii) the Company’s Articles of Incorporation, as amended, certified as true and correct by the Secretary of the Commonwealth of Pennsylvania on November 16, 2007, (iv) Bylaws of the Company, as amended, certified as true and correct by the Secretary of the Company as of November 16, 2007, (vii) an Officers Certificate dated November 16, 2007 with respect to certain matters related to the issuance and status of the Shares, and (viii) evidence of subsistence of the Company issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania on November 13, 2007.

In rendering this opinion, we have assumed and relied upon, without independent investigation, (i) the authenticity, completeness, truth and due authorization, execution and delivery of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies. The laws covered by the opinion expressed herein are limited to (a) the federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States of America and (b) the laws of the Commonwealth of Pennsylvania. This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares, when issued pursuant to the terms of the respective Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. Furthermore, we hereby consent to the filing of this opinion letter as an exhibit to any applications for registration, qualification, or exemption, as the case may be, filed by, or on behalf of, the Company under the securities laws of the several states and other jurisdictions of the United States relating to the offering described in the Registration Statement.

Very truly yours,
STRADLEY, RONON, STEVENS & YOUNG, LLP
By:	/s/ David F. Scranton
David F. Scranton, a Partner